Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

Infinity Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	30,000 shares (2)	$0.1921 (3)	$5,763.00 (3)	$110.20 per $1,000,000	$0.64
Total Offering Amounts					$5,763.00		$0.64
Total Fee Offsets							—
Net Fee Due							$0.64

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Consists of 30,000 shares issuable under a nonstatutory stock option award pursuant to a nonstatutory stock option agreement entered into by the Registrant with Kenneth Duong, the Registrant’s Associate Director, Supply Operations, which was granted on April 6, 2022 in accordance with Nasdaq Listing Rule 5635(c)(4).

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the average of the high and low sale prices of the registrant’s common stock on the Nasdaq Global Market on March 24, 2023, in accordance with Rule 457(c) under the Securities Act.